                                                                   EXHIBIT 10.01


THIS AGREEMENT ENTERED INTO AS OF JUNE 28, 1996, BY AND BETWEEN MINAS PENOLES, S.A. DE C.V., A COMPANY INCORPORATED UNDER THE LAWS OF THE UNITED MEXICAN STATES (HEREINAFTER "PENOLES"); AND THE FRESNILLO COMPANY, A COMPANY INCORPORATED UNDER THE LAWS OF THE STATE OF NEW YORK, U.S.A. (HEREINAFTER "TFC").

                             W I T N E S S E T H:

WHEREAS, TFC is the owner of the fully issued, outstanding and non-assessable shares of the capital stock set forth in Schedule "A" attached hereto (hereinafter the "Shares") of Compania Fresnillo, S.A. de C.V., Compania Minera Las Torres, S.A. de C.V., Minera La Encantada, S.A. de C.V., Minera Proano, S.A. de C.V., Fresnillo Servicios, S.A. de C.V., and Fresnillo Exploraciones, S.A. de C.V. (collectively the "Companies");

WHEREAS, TFC wishes to sell to PENOLES the Shares, including any interests in exploration properties and projects owned and/or controlled by any of the Companies; and

WHEREAS, PENOLES wishes to acquire and purchase the Shares.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the parties hereto agree as follows:

1.-  SALE OF SHARES
TFC hereby agrees to sell and transfer to PENOLES and PENOLES agrees to purchase and acquire all of the Shares, including any exploration properties and projects owned and/or controlled by any of the Companies, free and clear of any lien or encumbrance, for an aggregate purchase price of One Hundred Thirty Nine Million Nine Hundred Fifty One Thousand Two Hundred Forty U.S. Dollars (US$139,951,240) less applicable Mexican withholding income tax of Twenty Two Million Seven Hundred Seventy Thousand One Hundred Seventy Four and 80/100 U.S. dollars (US$22,770,174.80), (the "Purchase Price"), payable at the closing to be held at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 11:00 a.m. on July 1, 1996. The sales shall be effective as of 12:00 noon on June 30, 1996.

2.-  CLOSING OF THE SALE OF SHARES
On the closing of the sale of the Shares:

    (a) PENOLES shall wire transfer to TFC at such bank account in New York, New York as TFC designates the Purchase Price in immediately available funds; and

    (b) TFC shall deliver to PENOLES (i) the Shares, duly endorsed or such other documentation of transfer as the parties hereto may agree; (ii) a copy of a certificate issued by the appropriate authorities of the State of New York confirming that TFC is in "good standing" to the extent that concept is recognized; (iii) a Certificate of the Secretary of TFC confirming that TFC is a resident of the United States with Federal Employer Identification Number 13-5593662 (TFC shall deliver a Certificate of Residency, Form 6166, upon receipt from the United States Internal Revenue Service), and (iv) a Certificate of the Secretary of TFC certifying that TFC is entitled to relief under the Convention between the Government of the United Mexican States and the Government of the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Protocol (the "Convention") because it falls under the provisions of paragraph 1(d) or 1(f) of Article 17 of the Convention.

3.-  UNDERTAKINGS BY TFC
TFC hereby undertakes to (i) designate a representative resident in Mexico for tax purposes and to notify the tax authorities of said designation within 15 days as of the designation as provided in Article 160 of the Mexican Income Tax Law and to file such returns as are required under said Mexican Income Tax Law, and (ii) provide PENOLES a copy of said designation, notice and returns filed for the sale of the shares of the capital stock of Fresnillo Servicios, S.A. de C.V. and Fresnillo Exploraciones, S.A. de C.V. and to provide PENOLES the documents listed in Section 2(b)(ii), (iii) and (iv) for the sale of the shares of the capital stock of Compania Minera Las Torres, S.A. de C.V. and Minera La Encantada, S.A. de C.V., in order for PENOLES not to withhold any Mexican income tax pursuant to the Convention.

4.-  UNDERTAKINGS BY PENOLES
PENOLES hereby undertakes to:

        (a) Cause the Companies to cooperate fully with TFC, its officers, representatives and advisors, providing such information, documents and access to each of the Companies' accounting, tax, financial and corporate records as may be required by TFC for the determination of TFC's tax cost of the Shares in order for TFC to define any Mexican income tax applicable to the sale and purchase of the Shares as provided in Section 3(i) above;

        (b) Give notice to Mexico's Federal Competition Commission as required under Mexico's Federal Economic Competition Law with respect to the purchase of the shares of capital stock of Compania Fresnillo, S.A. de C.V.:

        (c) Withhold the applicable 20% Mexican income tax from the portion of the Purchase Price applicable to the sale of the shares of the capital stock of Compania Fresnillo, S.A. de C.V. and Minera Proano, S.A. de C.V., pay it to the appropriate Mexican tax authorities and to provide a copy of the corresponding tax return to TFC;

         (d) Cause each of the Companies to hold shareholders meetings within 30 calendar days following the closing, designating new Directors and their respective Alternates in lieu of the Directors and Alternates designated by TFC and releasing and indemnifying such TFC designees from any liability they may have incurred during their tenure;

         (e) Give notice within 30 calendar days following the closing, to each of the Companies of the acquisition of the Shares so that PENOLES becomes the shareholder of record of said Shares; and

         (f) Cause each of the Companies to give notice within 30 calendar days following the closing, to the Mexican Foreign Investment Registry and the Public Registry of Mining of the acquisition of the Shares.

5.-  RELEASE AND INDEMNIFICATION
PENOLES shall and shall cause each of the Companies to jointly and severally indemnify and save harmless TFC and its stockholder Alumax Inc., and their respective directors, officers, employees, agents, affiliates, successors, and assigns as well as their representatives on the Boards of Directors of the Companies from any and all actions, claims, demands or causes of action and any and all costs, expenses, damages, losses, or liabilities, whether contingent or otherwise, whatsoever relating in any way to the Companies, including, without limitation, registration and recordal fees, exploration costs, development costs, environmental claims, labor claims, taxes or royalty payments.

6.-  SURVIVAL OF OBLIGATIONS
All obligations of each of the parties hereto in Sections 3, 4 and 5 above shall survive the closing and continue indefinitely.

7.-  NOTICES
Unless otherwise provided herein, any notice or communication to any party hereto may be given by delivering the same by hand to a representative of such party or by cable or telecopier or by registered, postage prepaid mail, addressed as follows:

(a)  If to PENOLES:
             Minas Penoles, S.A. de C.V.
             Rio de la Plata 48, 15th Floor
             Col. Cuauhtemoc
             06500 Mexico, D.F.
                      Att'n:  Jamie Lomelin, President
             Telecopier No. (525) 231-3569

(b) If to TFC:
        The Fresnillo Company
        c/o Alumax Inc.
        5655 Peachtree Parkway
        Norcross, Georgia  30092-2812
            Att'n:  Vice President and General Counsel
        Telecopier No. (770)246-6769

or to such other address as the parties may from time to time designate for themselves in writing and any such notice, so cabled, telecopied or mailed shall be deemed to have been made and received at the latest on the business day following the cabling or telecopying, or on the fifth business day following the mailing thereof.

8.-  EXPENSES
Each party hereto shall be responsible for its own costs and expenses, including legal, administrative and tax costs as well as travel expenses.

9.-  INUREMENT
This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

10.-  ARBITRATION
In the event of TFC and PENOLES being unable to resolve any dispute under this Agreement, it shall be resolved through binding arbitration. Either party may initiate resolution of such dispute through binding arbitration, by giving written notice of such decision to the other party. Such notice shall identify the arbitrator nominated by such party and the other party shall have twenty days to nominate a second arbitrator. Within twenty days after the nomination of the second arbitrator by the party receiving the election to arbitrate or by the American Arbitration Association, as hereinafter provided, the two arbitrators shall jointly nominate a third arbitrator to act as chairman. In the event of being unable to agree on such an arbitrator, TFC and PENOLES shall proceed to the American Arbitration Association for the nomination of this arbitrator. If either of TFC or PENOLES fails to nominate its own arbitrator the said American Arbitration Association shall do so at the request of the other party. To the extent not otherwise provided in this Section, the arbitration shall be conducted in accordance with the rules of International Arbitration of the American Arbitration Association. The arbitration proceedings will take place in New York, New York in the English language. All costs and expenses of any such arbitration shall be borne by the parties as determined by the arbitrators. Arbitrators need not be nationals of countries other than the United States or Mexico. The arbitrators shall interpret and enforce this Agreement to the fullest extent possible in accordance with its terms but if a dispute cannot be resolved by application of that standard, they may decide ex aequo et bono. A judgment upon the award rendered may be entered into any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award or an order of enforcement, as the case may be.

11.-  SECTION HEADINGS
Section headings are inserted for the sake of convenience only and shall not be used in construing or interpreting this Agreement.

12.-  GOVERNING LAW AND INTERPRETATION
This Agreement shall be governed and interpreted in accordance with the internal laws of the State of New York, United States of America, without regard to choice of law rules as if this Agreement was executed and performance hereunder was entirely within the State of New York. One or more specific agreements may be executed by and between TFC and PENOLES in respect of the sale of the shares of the capital stock of one or more of the Companies. In the event that the terms and conditions of any such separate agreement is inconsistent or conflicts with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail and govern the transaction or issue.

13.-  ENTIRE AGREEMENT
This Agreement sets forth the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and cancels any and all prior agreements and understandings among the parties, express or implied, oral or in writing.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

MINAS PENOLES, S.A. DE C.V.


Per: /s/ Jaime Lomelin
    ---------------------------
Name: Jaime Lomelin
Title: President


THE FRESNILLO COMPANY



Per: /s/ R.P. Wolf
    ---------------------------
Name: R.P. Wolf
Title: Vice-President

                                  SCHEDULE A

COMPANY                                        NUMBER OF SHARES          SERIES         %
-------                                        ----------------          ------         -
Compania Fresnillo, S.A. de C.V.                   1,840,200               B           40.0
Compania Minera Las Torres, S.A. de C.V.              14,100               B           14.10
Minera La Encantada, S.A. de C.V.                     14,100               B           14.10
Minera Proano, S.A. de C.V.                              684               B            0.040592
Fresnillo Servicios, S.A. de C.V.                    400,400               B           40.0
Fresnillo Exploraciones, S.A. de C.V.              1,041,600               B           40.0